Exhibit 99.01

News Release

Contacts:
FormFactor, Inc.	Sapphire Investor Relations, LLC
Jens Meyerhoff	Erica Mannion
Chief Financial Officer and	Investor Relations
Chief Operating Officer	(415) 399-9345
(925) 290-4063

FOR IMMEDIATE RELEASE

FormFactor, Inc. Announces 2004 Fourth Quarter and Fiscal Year Financial Results

Quarterly Revenues of $46.1 million, down 10% sequentially and up 47% year over year and EPS of $0.14.

LIVERMORE, CA — February 10, 2005 — FormFactor, Inc. (Nasdaq: FORM) today announced its financial results for the fourth quarter of fiscal year 2004, ended December 25, 2004 and for fiscal year 2004. Quarterly revenues were $46.1 million, down 10.2% from $51.4 million in the third quarter of fiscal year 2004, and up 46.6% from $31.5 million for the fourth quarter of fiscal year 2003.

Revenues for fiscal year 2004 were $177.8 million, up 80.8% from $98.3 million in fiscal year 2003.

Operating income for the fourth quarter of fiscal year 2004 was 11.3% of revenues, compared to 23.0% for the third quarter of fiscal year 2004, and 17.1% for the fourth quarter of fiscal year 2003, due to lower revenues and increased non recurring startup costs related to the new manufacturing facility of $2.9 million or 6.4% of revenues.

Net income for the fourth quarter of fiscal year 2004 was $5.8 million or $0.14 per share on a fully diluted basis, compared to $7.5 million or $0.19 per share on a fully diluted basis for the third quarter of fiscal year 2004, and $3.8 million or $0.10 per share on a fully diluted basis for the fourth quarter of fiscal year 2003.

Net income for fiscal year 2004 was $25.2 million or $0.63 per share on a fully diluted basis, compared to $7.5 million or $0.26 per share on a fully diluted basis for fiscal year 2003. During fiscal 2004 new factory startup costs were $5.3 million or $0.13 per share on a fully diluted basis.

Bookings of $40.7 million for the fourth quarter of fiscal year 2004 declined 9.7% from $45.1 million for the third quarter of fiscal year 2004 and were up 9.3% from $37.3 million for the fourth quarter of fiscal year 2003.

Igor Khandros, CEO of FormFactor stated, “2004 was a remarkable year for FormFactor. We grew our revenues by 81% to $178 million, and increased our earnings from $7.5 million in 2003 to $25.2 million in 2004 and demonstrating exceptional operating leverage. We were able to fund the capital investment for our new factory from operating cash flows, and grew our cash balance by $12 million to $194 million at the same time, maintaining a debt free balance sheet.” In addition, Joe Bronson, President stated, “The manufacturing yields which had impacted fourth quarter revenue performance improved as the root cause of the contamination in our manufacturing process has been identified and resolved. As a result shipment rates are improving.”

The Company has posted a new factory transition analysis and its revenue breakdown by region and market segment on the investor relations section of its website at www.formfactor.com. FormFactor will conduct a conference call at 1:30 p.m. PDT, or 4:30 p.m. EDT, today. The public is invited to listen to a live web cast of FormFactor’s conference call on the investor relations section of the Company’s website at www.formfactor.com. A replay of the web cast will be available approximately two hours after the conclusion of the call. An audio replay of the conference call will also be made available approximately two hours after the conclusion of the call. The audio replay will remain available until February 14, 2005 at 9:00 p.m. PDT and can be accessed by dialing (800) 642-1687 or (706) 645-9291 and entering confirmation code 3277602.

About FormFactor:
FormFactor, Inc. (Nasdaq: FORM) is an industry leader in the design, development, manufacture, sale and support of precision, high-performance advanced semiconductor wafer probe cards. The Company’s products are based on its proprietary technologies, including its MicroSpring interconnect technology and design processes, which enable FormFactor to produce wafer probe cards for test applications that require reliability, speed, precision and signal integrity. FormFactor is headquartered in Livermore, California. For more information, visit the Company’s Web site at www.formfactor.com.

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FormFactor and MicroSpring are registered trademarks of FormFactor, Inc. All other product, trademark, company or service names mentioned herein are the property of their respective owners.

Statements in this press release that are not strictly historical in nature are forward-looking statements within the meaning of the federal securities laws, including statements regarding business momentum, future growth and the performance of our products. These forward-looking statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to: the demand for certain semiconductor devices; the rate at which semiconductor manufacturers make the transition to 110 and sub-110 nanometer technology nodes and to 300mm fabrication facilities, and implement tooling cycles; the Company’s ability to add manufacturing capacity and to stabilize production yields and ramp production volume; the Company’s ability to efficiently build out and move into its new manufacturing facility; the accuracy of the Company’s estimates of the costs, schedule and capacity of its new factory transition and the Company’s relationships with customers and companies that manufacture semiconductor test equipment. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward looking statement is contained in the Company’s Form 10-Q/A for the period ending September 25, 2004, filed with the Securities and Exchange Commission (“SEC”), and subsequent filings. Copies of filings made by the Company with the SEC are available at http://investors.formfactor.com/edgar.cfm. The Company assumes no obligation to update the information in this press release, to revise any forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements.

FORMFACTOR, INC.
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Months Ended		Fiscal Years Ended
	December 27, 2003	December 25, 2004	December 27, 2003	December 25, 2004
	(Unaudited)	(Unaudited)		(Unaudited)
(In thousands, except per share data)
Revenues	$31,463	$46,113	$98,302	$177,762
Cost of revenues	15,447	26,504	49,929	90,159
Stock-based compensation	161	160	612	626

Gross margin	15,855	19,449	47,761	86,977

Operating expenses:
Research and development	4,247	5,393	15,569	19,813
Selling, general and administrative	5,573	8,378	19,044	29,018
Stock-based compensation	653	462	2,550	2,033

Total operating expenses	10,473	14,233	37,163	50,864

Operating income	5,382	5,216	10,598	36,113
Interest income	416	710	1,041	2,450
Interest expense	—	—	(38)	—
Other income (expense), net	370	1,298	563	500

	786	2,008	1,566	2,950
Income before income taxes	6,168	7,224	12,164	39,063
Provision for income taxes	(2,349)	(1,402)	(4,649)	(13,885)

Net income	3,819	5,822	7,515	25,178
Preferred stock dividend	—	—	(2,340)	—
Amount allocated to participating preferred stockholders	—	—	(10)	—

Net income available to common stockholders	$3,819	$5,822	$5,165	$25,178

Net income per share:
Basic	$0.11	$0.15	$0.25	$0.67

Diluted	$0.10	$0.14	$0.19	$0.63

Weighted-average number of shares used in per share calculations:
Basic	35,582	38,378	21,012	37,647

Diluted	38,789	40,643	29,280	40,054

FORMFACTOR, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 27,	December 25,
	2003	2004
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$93,055	$77,011
Marketable securities	86,215	114,472
Accounts receivable, net of allowance for doubtful accounts of $103 in 2003 and $41 in 2004	19,698	25,054
Inventories, net	8,025	11,232
Deferred tax assets	2,825	9,953
Prepaid expenses and other current assets	2,744	4,760

Total current assets	212,562	242,482
Restricted cash	2,550	2,250
Property and equipment, net	22,566	59,356
Deferred tax assets	1,202	—
Other assets	356	274

Total assets	$239,236	$304,362

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$10,579	$17,556
Accrued liabilities	10,134	15,678
Deferred revenue and customer advances	1,005	2,770

Total current liabilities	21,718	36,004
Deferred revenue and customer advances	433	195
Deferred rent	2,071	2,185
Deferred taxes	—	803

Total liabilities	24,222	39,187

Commitments and contingencies
Stockholders’ equity
Common stock, $0.001 par value	37	39
Additional paid in capital	226,592	249,149
Notes receivable from stockholders	(661)	—
Deferred stock-based compensation, net	(7,902)	(5,413)
Accumulated other comprehensive income	(4)	(730)
Accumulated earnings (deficit)	(3,048)	22,130

Total stockholders’ equity (deficit)	215,014	265,175
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$239,236	$304,362